Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 26, 2018	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2018

•      PAYS: $18.1 MILLION TO STATE AND HORSEMEN

•      LOSES: $361,000 FOR THE QUARTER

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2018.

The Company’s revenues for the first quarter of 2018 were $43,159,000 compared with $44,012,000 for the first quarter of 2017.

Gaming revenues of $34,134,000 were down 3.3% compared to the first quarter of last year, primarily from lower slot machine win.

Other operating revenues increased to $9,025,000 compared to $8,706,000 last year.  Occupancy levels in the Dover Downs Hotel were approximately 73% for the first quarter of 2018 compared with 74% for the first quarter of 2017.

General and administrative expenses were consistent with last year.

Depreciation expense increased to $2,140,000 from $1,946,000 last year.

Net loss was ($273,000), or ($.01) per diluted share, compared with net loss of ($196,000), or ($.01) per diluted share for the first quarter of 2017.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “Once again the Company demonstrated substantial gaming operational profitability which once again was totally wiped out by an unfair and outdated gaming revenue sharing formula.

“Legislation has been introduced to implement a more fair and realistic formula and we hope the Delaware Legislature and Administration will act favorably on it.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,300 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017*
Revenues:
Gaming	$34,134	$35,306
Other operating	9,025	8,706
	43,159	44,012
Expenses:
Gaming	32,835	33,866
Other operating	7,034	6,837
General and administrative	1,385	1,375
Depreciation	2,140	1,946
	43,394	44,024

Operating loss	(235)	(12)

Interest expense	(209)	(209)
Other income	83	44

Loss before income taxes	(361)	(177)

Income tax benefit (expense)	88	(19)

Net loss	$(273)	$(196)

Net loss per common share:
- Basic	$(0.01)	$(0.01)
- Diluted	$(0.01)	$(0.01)

Weighted average shares outstanding:
- Basic	32,444	32,319
- Diluted	32,444	32,319

*                 Prior-period information has been restated for the adoption of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, and ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2018	2017*
ASSETS

Current assets:
Cash	$11,520	$10,714
Accounts receivable	3,463	3,557
Due from State of Delaware	1,866	5,720
Inventories	1,954	1,928
Prepaid expenses and other	2,178	2,840
Receivable from Dover Motorsports, Inc.	12	7
Income taxes receivable	318	318
Total current assets	21,311	25,084

Property and equipment, net	133,274	134,527
Other assets	373	564
Deferred income taxes	1,862	1,786
Total assets	$156,820	$161,961

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,709	$2,571
Purses due horsemen	1,889	5,814
Accrued liabilities	7,268	8,111
Deferred credits	170	49
Contract liabilities	3,913	3,724
Revolving line of credit	19,500	19,900
Total current liabilities	35,449	40,169

Liability for pension benefits	7,298	7,483
Total liabilities	42,747	47,652

Stockholders’ equity:
Common stock	1,841	1,827
Class A common stock	1,487	1,487
Additional paid-in capital	5,871	5,877
Retained earnings	109,578	109,817
Accumulated other comprehensive loss	(4,704)	(4,699)
Total stockholders’ equity	114,073	114,309
Total liabilities and stockholders’ equity	$156,820	$161,961

* Prior-period information has been restated for the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, which we adopted on January 1, 2018.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2018	2017*

Operating activities:
Net loss	$(273)	$(196)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,140	1,946
Amortization of credit facility origination fees	10	13
Stock-based compensation	82	128
Deferred income taxes	(88)	(10)
Losses on equity investments	5	—
Changes in assets and liabilities:
Accounts receivable	94	692
Due from State of Delaware	3,854	5,396
Inventories	(26)	(197)
Prepaid expenses and other	659	226
Receivable from Dover Motorsports, Inc.	(5)	(1)
Income taxes receivable	—	(21)
Accounts payable	213	(94)
Purses due horsemen	(3,925)	(5,565)
Accrued liabilities	(843)	(1,827)
Deferred credits	121	156
Contract liabilities	189	472
Liability for pension benefits	(144)	(94)
Net cash provided by operating activities	2,063	1,024

Investing activities:
Capital expenditures	(782)	(574)
Purchase of equity investments	(11)	(31)
Proceeds from sale of equity investments	10	30
Net cash used in investing activities	(783)	(575)

Financing activities:
Borrowings from revolving line of credit	24,760	29,730
Repayments of revolving line of credit	(25,160)	(30,980)
Repurchase of common stock	(74)	(74)
Net cash used in financing activities	(474)	(1,324)

Net increase (decrease) in cash	806	(875)
Cash, beginning of period	10,714	11,677
Cash, end of period	$11,520	$10,802

*                 Prior-period information has been restated for the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, which we adopted on January 1, 2018.